Registration No. 333-_____
                                                              Filed May 31, 2000

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                      -------------------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      -------------------------------------


                   HARLEYSVILLE SAVINGS FINANCIAL CORPORATION
    ------------------------------------------------------------------------
    (Exact Name of Registrant as specified in its Articles of Incorporation)


        Pennsylvania                                     23-3028464
   ------------------------                  --------------------------------
   (State of incorporation)                  (IRS Employer Identification No.)


                                 271 Main Street
                        Haryleysville, Pennsylvania 19438
                ------------------------------------------------
          (Address of principal executive offices, including zip code)


                       EMPLOYEE STOCK COMPENSATION PROGRAM
                             1995 STOCK OPTION PLAN
                        1995 EMPLOYEE STOCK PURCHASE PLAN
               --------------------------------------------------
                            (Full Title of the Plans)


Edward J. Molnar, President and                          Copies to:
Chief Executive Officer                                  Kenneth B. Tabach, Esq.
Harleysville Savings Financial Corporation               Eric M. Marion, Esq.
271 Main Street                                          Elias, Matz, Tiernan &
Harleysville, Pennsylvania 19438                         Herrick L.L.P.
(215) 256-8828                                           734 15th Street, N.W.
------------------------------------------               Washington, D.C. 20005
(Name, address, and telephone number                     (202) 347-0300
of agent for service)

                               Page 1 of 47 Pages
                    Index to Exhibits is located on page 6.

                                     CALCULATION OF REGISTRATION FEE


          Title of                                       Proposed              Proposed
         Securities                                       Maximum               Maximum            Amount of
           to be                  Amount to be        Offering Price           Aggregate         Registration
         Registered              Registered(1)           Per Share          Offering Price            Fee
--------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $0.01                       58,725(2)           $14,375(3)       $   844,171.87(3)          $222.86
Common Stock, par
  value $0.01                      128,610(4)            11.667(5)         1,500,492.87(5)           396.13
                                   -------                                 ------------              ------
Total                              187,335                                $2,344,664.74             $618.99
                                   =======                                 ============              ======
--------------------------------------------------------------------------------------------------------------

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Harleysville Savings Financial Corporation ("Company" or "Registrant") Employee Stock Compensation Program ("Compensation Program"), the 1995 Stock Option Plan ("Option Plan") and the 1995 Employee Stock Purchase Plan ("1995 Purchase Plan") as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock, $0.01 par value per share ("Common Stock"), of the Company.

(2) Represents 17,873 shares currently reserved for issuance pursuant to the Option Plan for which options have not been granted and 40,852 shares currently reserved for issuance pursuant to the 1995 Purchase Plan.

(3) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is equal to the average of the high and low prices of the Common Stock of the Company on May 24, 2000 on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System.

(4) Represents 584 shares reserved for issuance pursuant to the Compensation Program and 128,026 shares reserved for issuance pursuant to the Option Plan for which options to purchase common stock have been granted under the plans.

(5) Estimated solely for the purpose of calculating the registration fee, which has been calculated pursuant to Rule 457(h) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price for the options which are outstanding under the Compensation Program and the Option Plan as of the date hereof.

                           --------------------------

         This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. ss. 230.462.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

         The following documents filed or to be filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

                  (a) The Company's Annual Report on Form 10-K containing audited financial statements of Harleysville Savings Bank for the year ended September 30, 1999, included as Exhibit 99.2 to the Company's Current Report on Form 8-K, dated February 24, 2000, filed with the Commission (Commission File No. 000-29709);

                  (b) All reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the financial statements in the Form 8-K referred to in clause (a) above;

                  (c) The description of the Common Stock of the Company contained in the Company's Current Report on Form 8-K filed with the Commission on February 24, 2000; and

                  (d) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

         Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

         Not  applicable  since the Company's  Common Stock is registered  under
Section 12 of the Exchange Act.

Item. 5.          Interests of Named Experts and Counsel.

         Not applicable.

Item 6.           Indemnification of Directors and Officers.

         Article VI of the Company's Bylaws provides as follows:

         6.1 Third Party Actions. The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding effected without its prior written consent or any action or proceeding initiated by any such person (other than an action or proceeding to enforce rights to indemnification hereunder).

         6.2 Derivative and Corporate Actions. The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding affected without its prior written consent. Indemnification shall not be made under this Section 6.2 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

         6.3 Mandatory Indemnification. To the extent that a representative of the Corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 6.1 or Section 6.2 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         6.4 Procedure for Effecting Indemnification. Unless ordered by a court, any indemnification under Section 6.1 or Section 6.2 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth in those sections. The determination shall be made:

         (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

         (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

         (3)  by the stockholders.

         6.5 Advancing Expenses. Expenses (including attorneys' fees) incurred in defending any action or proceeding referred to in this Section VI shall be paid by the Corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Section VI or otherwise.

         6.6 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against that liability under the provisions of this
Section VI.

         6.7 Modification. The duties of the Corporation to indemnify and to advance expenses to a director or officer provided in this Section VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Section VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

         The Company carries a liability insurance policy for its officers and directors.

Item 7.           Exemption from Registration Claimed.

         Not applicable since no restricted securities will be reoffered or resold pursuant to this Registration Statement.

Item 8.           Exhibits

         The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

         No.         Exhibit                                            Page
       -----         --------                                          ------
         4           Common Stock Certificate*                           --

         5           Opinion of Elias, Matz, Tiernan & Herrick          E - 1
                       L.L.P. as to the legality of the securities

         23.1        Consent of Elias, Matz, Tiernan & Herrick           --
                     L.L.P. (contained in the opinion included
                      as Exhibit 5)

         23.2        Consent of Deloitte & Touche                       E - 3

         24          Power of attorney for any subsequent                --
                      amendments (located in the signature pages)

         99.1        Employee Stock Compensation Program                E - 4

         99.2        1995 Stock Option Plan                            E - 19

         99.3        1995 Employee Stock Purchase Plan                 E - 29

---------------------
* Incorporated by reference from the Company's Current Report on Form 8-K (Commission File No. 0-29709) filed with the Commission on February 24, 2000.

Item 9.           Undertakings.

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Pennsylvania on May 30, 2000.

                                    HARLEYSVILLE SAVINGS FINANCIAL CORPORATION

                                      By: /s/ Edward J. Molnar
                                          --------------------
                                          Edward J. Molnar
                                          President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Edward J. Molnar his or her true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

          Name                             Title                       Date
--------------------------      ----------------------------    ----------------




/s/ Edward J. Molnar            President, Chief Executive         May 30, 2000
----------------------          Officer and Director
Edward J. Molnar




/s/ Brendan J. McGill           Senior Vice President,             May 30, 2000
------------------------        Treasurer and Chief
Brendan J. McGill               Financial Officer

          Name                             Title                       Date
--------------------------      --------------------------      ----------------

                                                                   May 30, 2000
/s/ Sandford A. Alderfer        Director
--------------------------
Sandford A. Alderfer

                                                                   May 30, 2000
/s/ Paul W. Barndt              Director
-------------------
Paul W. Barndt

/s/ Philip A. Clemens           Director                           May 30, 2000
--------------------------
Philip A. Clemens

/s/ Mark R. Cummins             Director                           May 30, 2000
-------------------
Mark R. Cummins

/s/ David J. Friesen            Director                           May 30, 2000
-------------------------
David J. Friesen

/s/ George W. Meschter          Director                           May 30, 2000
--------------------------
George W. Meschter